1933 Act File No. 333-282550

As filed with the SEC on June 16, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRE-EFFECTIVE AMENDMENT NO.

POST-EFFECTIVE AMENDMENT NO. 1

JOHN HANCOCK BOND TRUST

(Exact Name of Registrant as Specified in Charter)

200 Berkeley Street

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: 1 (800) 225-5291

Christopher Sechler, Esq.

200 Berkeley Street

Boston, Massachusetts 02116 (Name and Address of Agent for Service)

Copies to:

Mark P. Goshko, Esq.

K&L Gates LLP

One Congress Street, Suite 2900

Boston, Massachusetts 02114

This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.

Title of securities being registered: Shares of beneficial interest of the Registrant.

No filing fee is due because Registrant is relying on section 24(f) of the Investment Company Act of 1940, as amended.

JOHN HANCOCK BOND TRUST (THE “REGISTRANT”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Proxy Statement and Prospectus—Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on November 8, 2024, SEC accession number 0001193125-24-254132.

Part B — Statement of Additional Information—Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on November 8, 2024, SEC accession number 001193125-24-254132.

Part C — Other Information

Signature Pages

Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form 497, filed on November 8, 2024: (i) the executed Agreement and Plan of Reorganization and Termination, as required by Item 16(4) of Form N-14; and (ii) the opinion of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14.

JOHN HANCOCK BOND TRUST

PART C

OTHER INFORMATION

Item 15.	Indemnification

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Bond Trust (the “Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 002-66906 and 811-03006) as filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2024 (accession no. 0001193125-24-226923), which information is incorporated herein by reference.

Item 16.	Exhibits

Exhibit Number	Description

1(a)	Amended and Restated Declaration of Trust dated January 22, 2016. -previously filed as exhibit 99.(a) to post-effective amendment no. 114 filed on June 24, 2016, accession number 0001133228-16-010461.

1(a)(1)	Amendment dated December 13, 2018 to the Amended and Restated Declaration of Trust dated January 22, 2016, regarding change of address of principal place of business. -previously filed as exhibit 99.(a).1 to post-effective amendment no. 131 filed on April 26, 2019, accession number 0001133228-19-002450.

2(a)	Amended and Restated By-Laws dated March 8, 2005. -previously filed as exhibit 99.(b) to post-effective amendment no. 58 filed on September 14, 2005, accession number 0001010521-05-000407.

2(a)(1)	Amendment dated March 11, 2008 to the Amended and Restated By-Laws. - previously filed as exhibit 99.(b).1 to post-effective amendment no. 64 filed on September 25, 2009, accession number 0000950123-09-046081.

2(a)(2)	Amendment dated June 9, 2009 to the Amended and Restated By-Laws. - previously filed as exhibit 99.(b).2 to post-effective amendment no. 64 filed on September 25, 2009, accession number 0000950123-09-046081.

2(a)(3)	Amendment dated August 31, 2010 to the Amended and Restated By-Laws. - previously filed as exhibit 99.(b).3 to post-effective amendment no. 66 filed on August 30, 2011, accession number 0000950123-11-081285.

2(a)(4)	Amendment dated March 10, 2016 to the Amended and Restated By-laws. - previously filed as exhibit 99.(b).4 to post-effective amendment no. 114 filed on June 24, 2016, accession number 0001133228-16-010461.

3	Not Applicable.

4	Agreement and Plan of Reorganization and Termination—FILED HEREWITH.

5	See Exhibits 1 and 2.

6(a)	Amended and Restated Advisory Agreement dated June 30, 2020 between John Hancock Bond Trust (the “Registrant”) and John Hancock Investment Management LLC (the “Advisor”). -previously filed as exhibit 99.(d) to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

6(a)(1)	Sub-Advisory Agreement dated December 31, 2005 (the “Affiliated Sub-Advisory Agreement”) among Registrant, John Hancock Investment Management LLC, and Manulife Investment Management (US) LLC relating to John Hancock Government Income Fund, John Hancock Focused High Yield Fund, and John Hancock Investment Grade Bond Fund. -previously filed as exhibit 99.(d).3 to post-effective amendment no. 59 filed on September 27, 2006, accession number 0001010521-06-00827.

6(a)(2)	Amendment dated March 23, 2017 to the Affiliated Sub-Advisory Agreement relating to John Hancock Government Income Fund, John Hancock High Yield Fund, and John Hancock Investment Grade Bond Fund. – previously filed as exhibit 99.(d).2 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

7(a)	Amended and Restated Distribution Agreement dated June 30, 2020 between the Registrant and John Hancock Investment Management Distributors LLC (the “Distributor”). -previously filed as exhibit 99.(e) to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

8	Not Applicable

9(a)	Master Custodian Agreement dated September 10, 2008 between John Hancock Mutual Funds and State Street Bank and Trust Company. - previously filed as exhibit 99.(g) to post-effective amendment no. 64 filed on September 25, 2009, accession number 0000950123-09-046081.

9(a)(1)	Amendment dated October 1, 2015 to Master Custodian Agreement dated September 26, 2008 between John Hancock Mutual Funds and State Street Bank and Trust Company previously filed as exhibit (g)(1) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

9(a)(2)	Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A. -previously filed as exhibit 99.(g).(1) to post-effective amendment no. 112 filed on September 25, 2015, accession number 0001133228-15-004966.

9(a)(3)	Amendment dated August 1, 2019 to Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit 99.(g).3 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

9(a)(4)	Amendment dated June 1, 2021 to Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A. - previously filed as exhibit 99.(g).4 to post-effective amendment no. 138 filed on September 23, 2022, accession number 0001133228-22-006577.

10(a)	Rule 12b-1 Plan. Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class 1 Shares. - previously filed as exhibit 99.(m) to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(1)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class A Shares. -previously filed as exhibit 99.(m).1 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(2)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class B Shares relating to John Hancock Government Income Fund. -previously filed as exhibit 99.(m).2 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(3)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class B Shares relating to John Hancock Investment Grade Bond Fund. -previously filed as exhibit 99.(m).4 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(4)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class C Shares. -previously filed as exhibit 99.(m).5 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(5)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class C Shares relating to John Hancock Government Income Fund. -previously filed as exhibit 99.(m).6 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(6)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class C Shares relating to John Hancock Investment Grade Bond Fund. -previously filed as exhibit 99.(m).7 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(7)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class R1 Shares. -previously filed as exhibit 99.(m).8 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(8)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class R2 Shares. -previously filed as exhibit 99.(m).9 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(9)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class R3 Shares. -previously filed as exhibit 99.(m).10 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(10)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class R4 Shares. -previously filed as exhibit 99.(m).11 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(11)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class R5 Shares. -previously filed as exhibit 99.(m).12 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(12)	Amended and Restated Class R1 Service Plan dated June 30, 2020. - previously filed as exhibit 99.(m).13 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(13)	Amended and Restated Class R2 Service Plan dated June 30, 2020. - previously filed as exhibit 99.(m).14 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(14)	Amended and Restated Class R3 Service Plan dated June 30, 2020. - previously filed as exhibit 99.(m).15 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(15)	Amended and Restated Class R4 Service Plan dated June 30, 2020. - previously filed as exhibit 99.(m).16 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

10(a)(16)	Amended and Restated Class R5 Service Plan dated June 30, 2020. - previously filed as exhibit 99.(m).17 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424

10(b)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated October 23, 2020 for John Hancock Mutual Funds advised by John Hancock Investment Management LLC. – previously filed as exhibit 99.(n) to post-effective amendment no. 138 filed on September 23, 2022, accession number 0001133228-22-006577.

11	Opinion and Consent of K&L Gates LLP, regarding legality of issuance of shares and other matters -previously filed as exhibit (11) to the Registrant’s registration statement on Form N-14 filed on October 8, 2024, accession number 0001193125-24-234454.

12(a)	Opinion of K&L Gates LLP on tax matters – FILED HEREWITH.

12(a)(1)	Consent of K&L Gates LLP – FILED HEREWITH.

13(a)	Amended and Restated Transfer Agency and Service Agreement dated July 1, 2013 (the “Transfer Agency Agreement”) between John Hancock Mutual Funds advised by John Hancock Investment Management LLC and John Hancock Signature Services, Inc. – previously filed as exhibit 99.(h).1 to post-effective amendment no. 99 filed on September 25, 2014, accession number 0001133228-14-003374

13(a)(1)	Amendment dated October 1, 2013 to the Transfer Agency Agreement. – previously filed as exhibit 99.(h).2 to post-effective amendment no. 99 filed on September 25, 2014, accession number 0001133228-14-003374

13(a)(2)	Amendment dated August 26, 2019 to the Transfer Agency Agreement. - previously filed as exhibit 99.(h).3 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-006424.

13(a)(3)	Amended and Restated Service Agreement dated June 24, 2021 between the Registrant and John Hancock Investment Management LLC. – previously filed as exhibit 99.(h).4 to post-effective amendment no. 138 filed on September 23, 2022, accession number 0001133228-22-006577.

13(a)(4)	Service Agreement dated June 30, 2020 among the Registrant, John Hancock Investment Management LLC, and the Registrant’s Chief Compliance Officer. - previously filed as exhibit 99.(h).5 to post-effective amendment no. 136 filed on September 25, 2020, accession number 0001133228-20-00642

13(a)(5)	Expense Limitation Letter Agreement and Voluntary Expense Limitation Notice dated June 27, 2024 - previously filed as exhibit 99.(h)(8) to post-effective amendment no. 140 filed on September 26, 2024 accession number 0001193125-24-226923

13(a)(6)	Agreement to Waive Advisory Fees and Reimburse Expenses dated June 27, 2024 among John Hancock Investment Management LLC, John Hancock Variable Trust Advisers LLC and John Hancock Mutual Funds - previously filed as exhibit 99.(h)(9) to post-effective amendment no. 140 filed on September 26, 2024 accession number 0001193125-24-226923

13(a)(7)	Rule 12b-1 Fee Waiver Letter Agreement dated June 27, 2024, between Registrant and John Hancock Investment Management Distributors LLC - previously filed as exhibit 99.(h)(10) to post-effective amendment no. 140 filed on September 26, 2024 accession number 0001193125-24-226923

13(a)(8)	Fund of Funds Investment Agreement dated January 19, 2022 between the Registrant and John Hancock Variable Insurance Trust. – previously filed as exhibit 99.(h).11 to post-effective amendment no. 138 filed on September 23, 2022, accession number 0001133228-22-006577.

14	Consent of PricewaterhouseCoopers LLP—previously filed as exhibit (14) to the Registrant’s registration statement on Form N-14 filed on October 8, 2024, accession number 0001193125-24-234454.

15	Not Applicable.

16	Power of Attorney—previously filed as exhibit (16) to the Registrant’s registration statement on Form N-14 filed on October 8, 2024, accession number 0001193125-24-234454.

17	Form of Proxy Card—previously filed as exhibit (17) to the Registrant’s registration statement on Form N-14 filed on October 8, 2024, accession number 0001193125-24-234454.

Item 17.	Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 16th day of June, 2025.

JOHN HANCOCK BOND TRUST

By:	/s/ Kristie M. Feinberg

Name: Kristie M. Feinberg Title: President (Chief Executive Officer and Principal Executive Officer)

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date
/s/ Kristie M. Feinberg Kristie M. Feinberg	President (Chief Executive Officer and Principal Executive Officer)	June 16, 2025

/s/ Fernando A. Silva Fernando A. Silva	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2025

/s/ Andrew G. Arnott*	Trustee	June 16, 2025
Andrew G. Arnott

/s/ William K. Bacic*	Trustee	June 16, 2025
William K. Bacic

/s/ James R. Boyle*	Trustee	June 16, 2025
James R. Boyle

/s/ William H. Cunningham*	Trustee	June 16, 2025
William H. Cunningham

/s/ Noni L. Ellison*	Trustee	June 16, 2025
Noni L. Ellison

/s/ Grace K. Fey*	Trustee	June 16, 2025
Grace K. Fey

/s/ Dean C. Garfield*	Trustee	June 16, 2025
Dean C. Garfield

/s/ Deborah C. Jackson*	Trustee	June 16, 2025
Deborah C. Jackson

/s/ Paul Lorentz*	Trustee	June 16, 2025
Paul Lorentz

/s/ Hassell H. McClellan*	Trustee	June 16, 2025
Hassell H. McClellan

/s/ Frances G. Rathke*	Trustee	June 16, 2025
Frances G. Rathke

/s/ Thomas R. Wright*	Trustee	June 16, 2025
Thomas R. Wright

*	By: Power of Attorney.

By:	/s/ Thomas Dee
Thomas Dee Attorney-In-Fact

*	Pursuant to Power of Attorney previously filed with Form N-14 on October 8, 2024.

Exhibit Index

(4)	Agreement and Plan of Reorganization and Termination.

(12)(a)	Tax Opinion of K&L Gates LLP.

(12)(a)(1)	Consent of K&L Gates LLP.